EXHIBIT 10.6

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

2020 AMENDED AND RESTATED WALMART MONEYCARD PROGRAM AGREEMENT

This 2020 AMENDED AND RESTATED WALMART MONEYCARD AGREEMENT, including any Schedules and Exhibits hereto (collectively, this "Agreement") is entered into as of the Effective Date, by and among (1) Walmart Inc., a Delaware corporation, Wal-Mart Stores Texas, LLC, a Delaware limited liability company, WalMart Louisiana, LLC, a Delaware limited liability company, Wal-Mart Stores Arkansas, LLC, an Arkansas limited liability company, Wal-Mart Stores East, LP, a Delaware limited partnership, Wal-Mart Puerto Rico, Inc., a Puerto Rico corporation, and Walmart Apollo, LLC, a Delaware limited liability company (for limited purposes described in Section 2.5) (each of the foregoing entities, individually and collectively, "Retailer"), (2) Green Dot Corporation ("GDC" or "Green Dot"), a Delaware corporation, and (3) Green Dot Bank, a Utah chartered Fed member bank and wholly owned subsidiary of GDC ("Bank"). GDC, Bank and Retailer may be referred to herein individually as "Party" and collectively as the "Parties."

WHEREAS, Retailer, GDC and Bank are parties to that certain Amended and Restated Walmart MoneyCard Program Agreement, with an effective date of May 1, 2015 and from time to time amended (as amended, the "2015 Agreement"), pursuant to which Bank issues, Green Dot services, and Retailer markets and sells MoneyCards and certain other financial products and services, which agreement is scheduled to expire on May 1, 2020;

WHEREAS, the Parties wish to enter into this Agreement to replace the 2015 Agreement as of the Effective Date as it relates to MoneyCards and to continue, as modified by this Agreement, the Program for the sale, marketing, load and reload of MoneyCards, as well as the potential sale of such other Retailer- branded financial products and services as may be mutually agreed by the Parties from time to time.

NOW, THEREFORE, based on the foregoing and the mutual and dependent promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.DEFINITIONS; RULES OF INTERPRETATION.

1.1        For the purpose of this Agreement, the following terms have the meaning set forth below in this Section 1:

"Affiliate" means with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person. For the purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Person in question.

"Applicable Law" means all laws (including common law), codes, statutes, ordinances, rules, regulations, regulatory bulletins or guidance, regulatory examinations or orders, decrees and orders of any Governmental Authority as may be amended and in effect from time to time during the Term and that apply to a Party, including: (i) the Electronic Fund Transfer Act and Regulation E; (ii) the Bank Secrecy Act; (iii) the Gramm-Leach Bliley Act; (iv) the CARD Act; (v) the USA PATRIOT Act; (vi) any and all statutes, rules, regulations, orders or directives enforced by OFAC; and (vii) any statutes, rules, regulations, orders or directives of any Governmental Authority relating to money transmission or unclaimed property.

"Billing Period" means each Business Day and any non-Business Day immediately following such Business Day (e.g., Friday, Saturday and Sunday constitute a single Billing Period if Monday is a Business Day).

"Business Day" means any day, except Saturday, Sunday, or a day on which banks are required or permitted to be closed in the State of Delaware.

"CARD Act" means the Credit Card Accountability Responsibility and Disclosure Act of 2009, Pub. L. No. 111-24, 123 Stat. 1734, together with the rules, regulations, orders or directives promulgated under such statute.

"Card Network" means VISA, MasterCard or such other payment card network or association as designated by Retailer.

"Cardholder" means an individual to which Bank has issued a Product or who is or may become obligated under or with respect to use of the Product.

"Cardholder Funds" means funds received from a consumer or Cardholder for the purchase of, a POS Load, or a POS Reload, to a Product.

"Cardholder Website" means the website operated by Bank under the domain name www.walmartmoneycard.com through which Cardholders may acquire or activate MoneyCards, pay bills online, and view balance, purchase history and such other information agreed to by the Parties and that provides such other and further functionalities and features mutually agreed upon by the Parties .

“Cash-Off Services” means services whereby a Cardholder, upon presentation and swipe of a MoneyCard at a point-of-sale terminal at a Store and Retailer’s receipt of an authorization for such transaction from GDC or Bank, may receive at a point-of-sale terminal at such Store cash from available funds from the balance of the Cardholder’s MoneyCard in an amount requested by the Cardholder but not exceeding [***] per transaction.

"CEOs" has the meaning set forth in Section 4.8(b).

"Confidential Information" means any and all proprietary, non-public material, documents and information supplied by or on behalf of one Party to another Party in connection with the Program or the performance of this Agreement, including (i) information concerning a Party's marketing plans, objectives, or financial results and (ii) the terms of this Agreement. Confidential Information does not include any information that is sourced from information which: (a) at the time of disclosure by one Party hereto or thereafter is generally available or known to the public (other than as a result of an unauthorized disclosure by the other Party hereto); (b) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party (provided that such source, to the best of the receiving Party's knowledge, was not obligated to the disclosing Party to keep such information confidential); (c) was in the receiving Party's possession prior to disclosure by the disclosing Party to it; or (d) Servicing Data or GDC Data. Confidential Information disclosed or referenced under the 2015 Agreement will be deemed Confidential Information under this Agreement.

"Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and material policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. Control is presumed to exist if a single person or entity, or a group of affiliated persons or entities, owns more than 50% of the voting securities or membership interests of an entity.

"Daily Report" means a written report from GDC to Retailer identifying (i) the Gross Settlement Amount due Bank for each Billing Period; (ii) the amount of cash disbursements from completed Cash-Off Services transactions due Retailer for each Billing Period; and (iii) the service fee payable to Walmart for Cash-Off Services transactions.

“Direct Settlement Process” means the direct authorization and settlement by Bank (that is, not through a Card Network) of purchases of goods and services with the MoneyCard at Retailer Locations [***].

"Disputed Matter" has the meaning set forth in Section 4.8.

"Effective Date" means January 1, 2020.

"Expedited Review" has the meaning set forth in Section 4.9.

"GDC Change of Control" means (i) any sale of all or substantially all of the assets of GDC (whether in one or a series of transactions); (ii) the merger or consolidation of GDC (whether as the survivor or otherwise) into another corporation (by operation of law or otherwise); or (iii) the purchase of more than 50% of the capital stock of GDC by a single person or entity, or a group of affiliated persons or entities.

"GDC Matters" has the meaning set forth in Section 4.10(b).

"GDC Prohibited Change of Control" means a GDC Change of Control where (i) the acquirer of GDC or its assets or capital stock (a) is not at least as financially sound as GDC or not at least as financially or operationally capable of meeting the obligations of GDC under this Agreement as GDC as reasonably determined by Retailer, (b) is the debtor under any proceeding under any bankruptcy, insolvency, reorganization, liquidation or similar law, or has made any assignment or general arrangement for the benefit of creditors (and such assignment or arrangement is in effect on the date of the acquisition), or has had a liquidator, receiver or similar official appointed with respect to it or any substantial portion of its assets, or is insolvent (however evidenced) or will become insolvent as a result of such acquisition, or is generally unable to pay its debts as they fall due; (c) would, in the commercially reasonable judgment of Retailer, cause harm to the goodwill or reputation of Retailer or the Retailer name or brand; (d) is, or one or more of its Affiliates, successors or assigns are, in the business of operating general merchandise or grocery retail sales or warehouse outlets; or (e) has been engaged in material litigation with Retailer in the past ten (10) years or there has been the threat of such material litigation; or (ii) for a period of [***] after such GDC Change of Control, for reasons resulting from the GDC Change of Control, [***] is not employed by GDC and playing a substantial and active role in the management of GDC.

"Governmental Authority" means any government, any state or any political subdivision or branch thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether federal, state, local or territorial.

"Green Dot Technology" means any and all technology owned by Green Dot or Bank at the time such technology is provided for use in establishing, developing or administering the Program, along with any and all changes or modifications to such technology made by or on behalf of Green Dot or Bank.

"Green Dot Created Technology" means any and all technology created by or on behalf of Green Dot or Bank in connection with establishing, developing or administering the Program.

"Gross Settlement Amount" means the Cardholder Funds collected by Retailer and all Product fees assessed by Bank and collected by Retailer in connection with the sale of a Product at a Store or a POS Load or a POS Reload at a Store.

"Indemnified Claim" means a claim, demand, allegation, complaint, proceeding, investigation or discovery asserted by a third party (including any Governmental Authority) against a Party to this Agreement or such Party's directors, officers, employees or agents.

"Indemnified Party" means a Party and such Party's officers, directors, employees and agents against whom an Indemnified Claim is asserted.

"Indemnifying Party" means a Party from which indemnity against an Indemnified Claim is requested pursuant to this Agreement.

"Initial Term" means the period commencing on the Effective Date and ending on January 31, 2027.

"Intellectual Property" means trade names, logos, trademarks, service marks, trade dress, Internet domain names, copyrights, patents, trade secrets, know how, and proprietary technology.

"Marketing Plan" has the meaning set forth in Section 2.9(a).

“Merchant Assessment” means any fee or cost, including [***].

"MoneyCard" means the Walmart MoneyCard, a general purpose reloadable prepaid card branded with Retailer Marks and those of the applicable Card Network.

"Object Code" means the computer software code generated by a compiler or assembler that has been translated from the source code of a program.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Party" has the meaning set forth in the Preamble.

"PCI Standards" means the Payment Card Industry Data Security Standards.

"Person" means and includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

"POS Load(s)" means point of sale loading of funds to a Product in connection with the sale of a Product.

"POS Reload(s)" means the point of sale reloading of funds to a Product at Stores.

"Prepaid Access Rule" means the "Final Rule - Definitions and Other Regulations Relating to Prepaid Access" promulgated by the Financial Crimes Enforcement Network of the United States Department of the Treasury and published July 29, 2011 in the Federal Register, 76 FR 45403, as such rule is from time to time amended.

“Prize Linked Rewards Program” means a rewards program pursuant to which periodic drawings will be held in which prizes will be awarded and pursuant to which eligible Cardholders in the United States and Puerto Rico will receive automatic entries into such drawings tied to specific Cardholder behaviors linked to the MoneyCard’s online vault feature.

"Product(s)" means MoneyCards and such other Retailer-branded financial products or services as the Parties mutually agree to include in the Program through a written amendment to this Agreement.

"Program" means the program established by this Agreement pursuant to which Products are issued by Bank, distributed, sold and marketed by the Parties and pursuant to which POS Loads and POS Reloads for the Products are accepted and processed through the GDC network.

"Program Management Committee" has the meaning set forth in Section 4.5(a).

"Principal" means GDC and/or Bank, as applicable.

"Renewal Term" means one period of one year commencing on the expiration of the Initial Term.

"Repeated SLA Failure" means that GDC fails to achieve the default percentage set forth in Exhibit 2.12(a) with respect to the same Service Level either during [***] or [***] during [***] period during the Term.

"Repeated SuperSLA Failure" means that GDC fails to achieve the default percentage set forth in Exhibit 2.12(b) with respect to the same Super Service Level either during [***] or [***] during [***] period during the Term.

"Retailer BINS" means a series of bank identification numbers solely dedicated for use by MoneyCards or Products issued pursuant to the Program.

"Retailer Dashboard" means the Walmart MoneyCenter website hosted by or on behalf of Retailer at which customers who obtain financial services that are offered by Retailer or third parties under a branding or contractual relationship with Retailer are able to access information about such financial services and through which Cardholders will access the Cardholder Website.

"Retailer Dashboard Provider" means a third-party service provider, vendor, or contractor engaged by Retailer in the operation or hosting of the Retailer Dashboard.

“Retailer Location” means any Store and any other physical retail location, website, or ecommerce location operated by Retailer or any Affiliate of Retailer in the Territory that accepts MoneyCards for the purchase of goods or services.

"Retailer Marks" means the names, trade names, logos, service marks and trademarks of Retailer identified on Schedule 2.5(a).

"Retailer Matters" has the meaning set forth in Section 4.10(a).

"Retailer Technology" means any and all technology owned by Retailer or any of its Affiliates at the time such technology is provided for use in establishing, developing or administering the Program, along with any and all changes or modifications to such technology made by or on behalf of Retailer or any of its Affiliates.

"Retailer Created Technology" means any and all technology created by or on behalf of Retailer or its Affiliates in connection with establishing, developing or administering the Program.

"Sales Data" means data identifying Product sales, POS Loads and POS Reloads at Stores.

"SEC" means the United States Securities and Exchange Commission.

"Senior Officers" has the meaning set forth in Section 4.8(a).

"Service Levels" means the service level targets set forth in Exhibit 2.12(a).

"Service Level Credits" means the liquidated damages identified in Schedule 2.12 and payable by GDC to Retailer for GDC's failure to meet the Super Service Levels.

"Service Provider" means a third-party service provider, vendor or contractor engaged by GDC or Bank in the operation of the Program.

"Services" means the POS Loads, POS Reloads, Cash-Off Services, and other related services in connection with the offering of the Products under this Agreement.

"Servicing Data" means such data identified on Schedule 7.5, requested by Retailer and reasonably necessary for Retailer to operate the Retailer Dashboard.

"Super Service Levels" means the service level targets set forth in Exhibit 2.12(b).

"Specialty Marks" means the names, trade names, logos, services marks or trademarks owned by a third party and licensed to Retailer for display and use on Products.

"Store(s)" means a Walmart Discount Store, Walmart Supercenter, Walmart Neighborhood Market, Walmart.com, or retail store operating under the "Walmart" brand in the Territory that is owned or operated by a Retailer and in which Retailer in its sole discretion elects to market, distribute, and offer Products, POS Loads or POS Reloads.

"Term" means the Initial Term and the Renewal Term, if any.

"Territory" means the states of the United States of America (except Vermont), the District of Columbia and the Commonwealth of Puerto Rico.

"Total Program Revenue" means, for a period, the [***], and [***], and [***] derived [***], in each case, [***], but excluding [***]; and [***].

“Value Proposition” means the feature of the Program whereby MoneyCard Cardholders are rewarded for MoneyCard usage in a manner determined by the Program Management Committee from time-to-time.

"2015 Agreement" has the meaning set forth in the recitals.

1.2	Rules of Interpretation. In this Agreement, the following rules of interpretation apply:

(a)	all references to a plural form shall include the singular form (and vice versa);

(b)	the terms "include" and "including" are meant to be illustrative and not exclusive, and shall be deemed to mean "include without limitation" or "including without limitation;"

(c)	the word "or" is disjunctive, but not necessarily exclusive, except where clearly indicated by the context;

(d)	the word "and" is conjunctive only, except where clearly indicated by the context;

(e)
the words "herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, where a particular Section, Schedule or Exhibit is the intended reference);

(f)
where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated;

(g)	text enclosed in parentheses has the same effect as text that is not enclosed in parentheses;

(h)
all references made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules, regulations, guidances, orders or directives promulgated thereunder, unless otherwise provided;

(i)	all references in this Agreement to an Article, Section or Schedule are to the Article of, Section of, or Schedule to this Agreement unless otherwise expressly provided;

(j)	all references to an Article or Section in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said article or section;

(k)	all references to "notice," "notification," "approval" or "consent" shall be deemed to include the words "in writing" unless otherwise specifically noted;

(l)	except as otherwise set forth in Section 9.4, all references to a "writing" shall include an electronic transfer of information by e-mail, over the Internet or otherwise;

(m)	all references to "days" mean calendar days unless otherwise indicated through the use of the phrase "Business Day;"

(n)
the construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied against a Party on the basis that such Party was the drafter;

(o)
any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(p)
unless the context otherwise requires or unless otherwise provided herein, all references in this Agreement to a particular agreement, instrument, or document also shall refer to all schedules or exhibits, renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document;

(q)	references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; and

(r)	"dollars" and"$" mean United States dollars.

2.ISSUANCE, SALE AND MARKETING OF PRODUCTS; APPOINTMENT OF RETAILER AS AGENT OR DELEGATE; MONEYCARD FEATURES; USE OF RETAILER MARKS; MARKETING PLAN; SERVICE LEVELS AND SUPERSERVICE LEVELS; NON EXCLUSIVE

2.1.    Bank Issuance of MoneyCards. Subject to and in accordance with this Agreement and Applicable Law, Bank shall issue MoneyCards to individuals residing in the Territory. Bank will issue all MoneyCards under the Retailer BINS. Subject to point of sale technology, Cardholders will be prompted to enter a PIN for purchases using a MoneyCard. All personalized MoneyCards sold pursuant to this Agreement will have EMV chip functionality.

2.2.    Card Network(s) Selection. As of the Effective Date, the Card Networks for MoneyCards will be Visa and MasterCard. Retailer may from time to time designate the Card Network or Card Networks on which new MoneyCards will be issued, with reasonable advance notice to GDC and Bank of any changes to such designation.

2.3.    Limited Agency. Retailer and each Principal agree to the agency terms set forth in Schedule 2.3 provided by GDC and Bank. GDC and Bank shall monitor changes in Applicable Law, update the provisions of Appendix 1 to Schedule 2.3 as needed, and promptly provide notice to Retailer of any such changes in Applicable Law and the updated provisions of Appendix 1 to Schedule 2.3 as a result thereof.

2.4.	Offering of Products and Services; Promotional Activities; Merchandising.

(a)    Products will be available for purchase exclusively at Stores and the Cardholder Website. Retailer agrees to use commercially reasonable efforts to promote and sell the Products at the Stores. Retailer may accept whatever form of payment for Products and POS Loads as Retailer deems appropriate. Except as otherwise stated in this Agreement, each Party will be responsible for its own costs and expenses associated with its performance of this Agreement.

(b)    Retailer shall provide and install displays/fixtures for the display of the Products. Products and Product packaging materials will be displayed at displays/fixtures or locations in the Stores designated by Retailer in its sole discretion. GDC at its own expense will provide Retailer with commercially reasonable amounts of Product, Product packaging, any temporary fixtures, and marketing materials as mutually agreed upon by the Parties. GDC (or, subject to Retailer's prior approval, its Service Provider) will be responsible for stocking and replenishing Products in the Stores at displays/fixtures designated by Retailer, and removing any discontinued Products from the Stores.

(c)    All Product marketing materials, including physical Product, and Product packaging and displays, will be subject to each Party's prior approval in writing, such approval not to be unreasonably withheld, conditioned or delayed. The Parties may also from time to time mutually agree via written communication to specific marketing initiatives and related cost allocations, as well as to add or remove Products. Retailer agrees that it will not market the Program in Spanish except upon the prior written approval of GDC and Bank.

2.5.	Limited License to Use Retailer Marks.

(a)    Subject to and only in accordance with the provisions of this Agreement, Retailer hereby grants GDC and Bank during the Term a non-exclusive, non-sublicensable, non-transferable, revocable license to use Retailer Marks solely in the connection with the creation, development, marketing, promotion, service, sale and administration of the Products, as such use is approved from time-to-time by Retailer pursuant to the terms hereof.

(b)    Retailer in its sole discretion from time to time may change the appearance or style of the Retailer Marks, provided that GDC and Bank will have a commercially reasonable time (not to exceed ninety days) after Retailer's approval to modify any previously issued materials, including Products, to include the Retailer Marks, as modified or changed by Retailer.

(c)    GDC and Bank each acknowledge and agree that (i) Retailer Marks are owned solely and exclusively by Retailer, (ii) except for the limited license set forth in Section 2.5(a), GDC and Bank have no rights, title or interest in or to the Retailer Marks, and GDC and Bank agree not to apply for registration of the Retailer Marks (or any mark confusingly similar thereto) anywhere in the world, (iii) all use of the Retailer Marks by GDC and Bank will inure exclusively to the benefit of Retailer, (iv) GDC and Bank will not modify the Retailer Marks or use them for any purpose other than as set forth in this Section 2.5, (v) GDC and Bank will not engage in any action that adversely affects the good name, good will, image or reputation of Retailer or associated with the Retailer Marks, (vi) GDC and Bank will at all times use the appropriate trade or service mark notice ((TM), (SM) or (R), whichever is applicable) or such other notice as Retailer may from time to time specify on any item or material bearing the Retailer Marks, and (vii) Retailer must review and approve in advance the use of the Retailer Marks in all materials to be disseminated electronically or otherwise by GDC or Bank, to the extent such materials refer to Retailer or its products or services, or contain the Retailer Marks, which approval may be withheld or conditioned by Retailer in its commercially reasonable business discretion.

(d)    If GDC or Bank breaches this Section 2.5, Retailer may notify GDC and Bank of the breach and demand that the breach be cured within ten (10) Business Days or as promptly as practicable. If the breach is not cured, Retailer may, in its sole discretion, suspend the limited license granted in this Section 2.5 until such time as GDC and Bank have provided Retailer with adequate assurances, acceptable to Retailer in its sole discretion, that the cause of the breach has been fully cured and will not be repeated.

(e)    Walmart Apollo, LLC is party to this Agreement solely in its capacity as the owner of the Retailer Marks or other Intellectual Property that may be used in connection with this Agreement.

2.6.    Specialty Marks. From time to time, Retailer may obtain rights from third parties to use Specialty Marks in connection with the issuance, manufacture, marketing, distribution and sale of MoneyCards co-branded with such Specialty Marks. Retailer covenants to obtain sufficient rights for Bank and GDC, as the case may be, to issue, manufacture, market, distribute and sell any such Specialty Cards hereunder. Bank and GDC agree that any use of Specialty Marks by Bank and GDC is subject to the terms, conditions and provisions of the applicable agreement between Retailer and the owner of the applicable Specialty Mark, and Bank and GDC must comply with the terms, conditions and provisions of the applicable agreement between Retailer and the owner of the applicable Specialty Mark. Bank and GDC agree to enter into and execute such sublicense agreements as Retailer may reasonably request in connection with the use of Specialty Marks.

(a)    Intentionally omitted

(b)    With respect to MoneyCards co-branded with Specialty Marks, to the extent a license fee must be paid to the owner of such Specialty Mark, the Parties will mutually agree upon the allocation and payment of such license fee among the Parties.

2.7.    [***]. To the extent the Bank deploys [***] to MoneyCards that were developed primarily for [***], Retailer shall receive an exclusivity period of [***] with respect to all such [***]. Such exclusivity period shall commence [***] other than [***].

2.8    Tender Type.

(a)    Notification of Cash Transactions. In any transaction, Retailer may, but is not required to, provide a notification to Green Dot which designates the tender type used by a consumer to purchase or reload a MoneyCard into one of two categories, either: (i) cash, or (ii) other (“Tender Type”). If Tender Type data is provided, it is provided as-is and Retailer does not make any representations or warranties as to Tender Type data, including its accuracy.

(b)    Use of Tender Type Data. Green Dot may only use the Tender Type data to benefit Retailer (as determined by Retailer in its sole discretion), such as to combat fraud, aggregate data across stores and retailers for compliance, anti-money laundering and law enforcement purposes, or to enhance the ability to comply with relevant laws and regulations. The Tender Type is Walmart Information and may not be sold or otherwise used or distributed by Green Dot.

(c)    No Additional Liability. Whether Retailer provides the Tender Type or not, Retailer is not agreeing to take on any additional liability or change any responsibilities pursuant to this Agreement as it relates to fraud or otherwise.

2.9.    Marketing Plan.

(a)    The Program Management Committee shall, on an annual basis, establish a marketing plan for the Program, which plan shall include an estimated annual expense necessary to execute such plan (the “Marketing Plan”). Unless otherwise jointly determined by the Parties, the Marketing Plan shall include [***] as jointly determined by the Program Management Committee) that, in aggregate, are equal to at least [***] of the estimated [***] for any given Program year.

(b)    On a [***] basis, [***] marketing expenses shall be allocated between the Parties such that Retailer is responsible for [***] of such expense, and GDC is responsible for [***] of such expense; provided, however, that on an [***] basis, the marketing expenses shall be allocated between the Parties in proportion to their [***], with the final marketing expense allocation to be determined at the end of the Program year, and re-allocated between the Parties, and each Party either credited or debited an amount necessary to realize such reallocation.

(c)    Any marketing expense for which Retailer is responsible under Section 2.9(b) above shall be deducted, on a [***] basis, from the amounts payable to Retailer pursuant to Section 3.2.

(d)    For the avoidance of doubt, it is the intention of the Parties to [***]. For example, if annual [***] were [***] in an annual period the Excess would be [***]. If there were [***], then Retailer would be responsible for [***], or [***]. This percentage is calculated as [***], and represents Retailer’s [***]. As a result, Retailer’s overall [***], would be [***].

2.10.    Non-Exclusive. The Parties agree that this Agreement is not exclusive, and does not grant or confer on Bank or Green Dot any exclusive rights with respect to the Products. Retailer, in its sole discretion and at any time, may market, sell, and distribute products, and offer point-of-sale loads or point-of-sale reloads, pursuant to an arrangement that does not involve Bank or GDC.

2.11.    Cardholder Website. Bank shall have the sole responsibility for providing and maintaining the Cardholder Website in accordance with the Service Level Standards, the PCI Standards, Applicable Law and this Agreement. All aspects of the Cardholder Website will comply with the Walmart style guide as Walmart may provide to Bank from time to time. The registration of the domain name www.walmartmoneycard.com belongs to Retailer. Bank agrees it is responsible for any payment card data in its possession or control. Cardholders may access the Cardholder Website through the Retailer Dashboard.

2.12.	Service Level Standards. The Parties agree to the provisions set forth in Schedule 2.12.

2.13.    New Products and Services. At any time during the Term, a Party shall have the right to propose new products or services to be considered for inclusion in the Program, and to submit a proposal to the Program Management Committee for approval. If approved by the Program Management Committee, the Parties shall execute a new Product Addendum for the new products or services to be added as a Product, Service or a new product type to be included in this Agreement.

2.14.    Cash-Off Services. Retailer provides, and Green Dot pays for, Cash-Off Services at the Stores. Retailer does not charge Cardholders a fee for Cash-Off Services. Green Dot pays Retailer a service fee equal to [***] for [***] completed Cash-Off Services transaction where no customer fee is charged to be paid [***] at the same time as GDC’s payment of Retailer’s share of Total Program Revenue in accordance with Section 3.2 of the Agreement.

2.15.    Prize Linked Rewards Program. Walmart, Green Dot and Bank have developed, and previously launched, the Prize Linked Rewards Program. Subject to the terms, conditions and provisions of this Section 2.15, unless earlier terminated or upon expiration or termination of the Agreement, the Prize Linked Rewards Program will continue for annual periods from [***] each year [***], unless notice of non-renewal of the Prize Linked Rewards Program is provided by any Party hereto [***] prior to the start of the next [***]. Unless the Parties otherwise consent in writing, the total cash prizes awarded through the Prize Linked Rewards Program for any [***] will not exceed [***].

(a)    Green Dot or Bank shall be solely responsible for developing and implementing the official rules for the Prize Linked Rewards Program and for implementing and administering the Prize Linked Rewards Program in accordance with Applicable Law and this Agreement, subject to Retailer’s right to review and approve any official rules and terms and conditions for the Prize Linked Rewards Program. Green Dot and Bank will consult with Retailer with respect to the development, preparation and distribution of any and all disclosures, advertising, marketing or other consumer facing materials relating to the Prize Linked Rewards Program, and provide Retailer the opportunity to review and approve any proposed official rules, disclosures, advertising, marketing or other consumer facing materials for the Prize Linked Rewards Program. Retailer will review materials in a timely fashion, and will not unreasonably withhold, condition or delay any requisite approvals.

(b)    Green Dot may retain one or more third party vendors to administer [***] and other aspects of the Prize Linked Rewards Program. As between Retailer and Green Dot and between Retailer and Bank, Green Dot is and will be responsible for any acts, errors or omissions of any third party vendor retained by Green Dot or Bank with respect to administration of the Prize Linked Rewards Program.

(c)    The Parties, through the Program Management Committee or otherwise, will jointly review the performance of the Prize Linked Rewards Program on not less than [***] to determine whether or not to continue the Prize Linked Rewards Program. Prize Linked Rewards Program participation trends will continue to be observed and measured to establish baseline metrics for program success. Prize Linked Rewards Program metrics will be compared to established baseline metrics [***] and if they do not meet established and agreed upon baselines for participation and growth, the Parties may choose to terminate the Prize Linked Rewards Program upon [***] written notice. In addition, subject to Applicable Law, Retailer may require Green Dot and Bank to terminate the Prize Linked Rewards Program for any reason by providing Green Dot and Bank with [***] written notice.

(d)    Green Dot and Bank will be [***] for developing and administering the Prize Linked Rewards Program. The [***] of [***] for each entry period will [***]. [***], unless otherwise agreed to in writing by the Parties.

3.REVENUE; COMPENSATION; DAILY REPORTS; SETTLEMENT; PROTECTION OF CARDHOLDER FUNDS

3.1    Consumer Fees. The fees charged to Cardholders in connection with the MoneyCard as of the Effective Date are set forth in Schedule 3.1, and such fees may not be modified without the mutual written agreement of the Parties. Retailer at any time may request that Bank or Green Dot, as applicable, eliminate or reduce any price or fee charged to Cardholders in connection with a Product. If, within [***] after such a request made by notice, Bank or Green Dot, as applicable, have not agreed to each of Retailer 's requested change(s), then Bank or Green Dot, as applicable, shall provide a written explanation to Retailer with respect to the reason for which such Party is rejecting Retailer's requested change(s). After receipt of such written explanation,

Retailer may terminate this Agreement upon [***] notice to the other Parties. Retailer shall not request such price changes primarily for the purpose of forcing termination of this Agreement.

3.2.    Compensation and Audit of Total Program Revenue. GDC will pay Retailer a [***] equal to [***] of each month's Total Program Revenue for the [***]. For any annual Total Program Revenue above [***], GDC will pay Retailer a [***] fee equal to [***]. GDC will make all such payments within twenty business days of the end of each month. GDC's obligation under this Section 3.2 will survive termination or expiration of this Agreement for so long as any Product is outstanding or active. In addition to Retailer's rights under Section 4.2(b), upon Retailer's written request and at any time that a Product is outstanding or active, GDC and Bank shall furnish to Retailer or its designee all such information concerning GDC's and Bank's performance of their obligations under this Section 3.2, including documentation reasonably supporting the amount and calculation of Total Program Revenue. In addition to Retailer's rights under Section 4.2(b), at any time that a Product is outstanding or active, Retailer or a third party designated by Retailer on reasonable advance notice to GDC or Bank, as applicable, of not less than [***] may examine and inspect GDC's and Bank's records relating to Total Program Revenue and GDC's and Bank's compliance with their obligations under this Section 3.2.

3.3.	Settlement of Funds. The Parties agree to the reporting and settlement process set forth in this Section 3.3.

(a)    Retailer will transmit Sales Data to GDC in real time upon the completion of the applicable transaction at a Store.

(b)    GDC will deliver to Retailer the Daily Report not later than 9:00 a.m. Central Time on the [***].

(c)    Retailer will initiate a wire transfer to the account designated in writing by Bank for the Gross Settlement Amount, net of any sales or other taxes, [***] later than [***] on the [***] after Retailer's receipt of the Daily Report. Retailer's wire of the Gross Settlement Amount pursuant to this Section 3.3(c) will satisfy and discharge all of Retailer's obligations to Bank and GDC with respect to the Gross Settlement Amount for the applicable Billing Period.

(d)    Within sixty days of delivery of a Daily Report, any Party may deliver to the other Parties a request for adjustment to the amounts paid pursuant to the Daily Report and sufficient documentation to support such adjustment. Bank shall apply any undisputed adjustment to a Daily Report [***]. The Parties shall work together in good faith to resolve any disputes regarding adjustments and to automate the adjustment process.

3.4.    Cardholder Funds. Retailer acknowledges and agrees that Retailer will receive Cardholder Funds for the express purpose of having such Cardholder Funds loaded or reloaded to a Product, as applicable in accordance with the Cardholder's instructions. The Cardholder Funds will not be used for any Retailer operating or general purpose account or otherwise treated as property of Retailer. Subject to Section 4.4, Retailer agrees that prior to Retailer's remittance of the Gross Settlement Amount in accordance with Section 3.3 it shall be liable to Bank for all Cardholder Funds and purchase fees associated with Products purchased in Stores and for POS Loads and POS Reloads, as applicable, associated with such Products.

3.5.    Effect of Bankruptcy. The Cardholder Funds shall be and remain the sole property of the applicable Cardholders during and after the time the Cardholder Funds are presented to Retailer by the Cardholder and will not be deemed the property or an asset of Retailer, nor will such Cardholder Funds be included on any Retailer balance sheet or asset statement. Furthermore, Retailer agrees that it will hold Cardholder Funds in trust on behalf of the Cardholder pending remittance to Bank in accordance with Section 3.3, and the Cardholder Funds will not be subject to creditors (whether secured or unsecured) of Retailer or its Affiliates, whether in connection with any bankruptcy or secured creditor proceeding filed by or against Retailer, its Affiliates or otherwise. Retailer shall take all action necessary or appropriate: (a) not to cause the Cardholder Funds to become subject to any pledge, assignment, transfer or security interest made or granted, voluntarily or involuntarily, by Retailer to any third party; and (b) to accomplish the immediate release to Bank of all Cardholder Funds, current or future, and remove such Cardholder Funds from inclusion in any Retailer bankruptcy proceeding or proceeding taken by any creditor of Retailer. Retailer agrees that (i) in any cash management or other related motion filed in its bankruptcy proceeding, that Retailer will include a request to obtain bankruptcy court authorization to continue the financial compensation, remittance of funds and transfer of Cardholder Funds to Bank, each as provided for in Section 3.3 and (ii) Retailer will obtain entry of an order approving such arrangements on an interim and/or final basis in form and substance acceptable to GDC. Retailer shall not argue or assert in any bankruptcy proceeding that the Cardholder Funds are part of its bankruptcy estate.

3.6.	Fraud Alert and Recovery.

(a)    Each Party agrees that it will be responsible for all damages resulting from the fraud, willful misconduct or gross negligence of its employees, contractors, representatives or agents (other than any agency established hereunder).

(b)    The Parties agree to cooperate with one another and any Governmental Authority and to use commercially reasonable efforts to prevent and mitigate Program fraud and losses. In the event that either Party discovers fraud or theft by a Cardholder or by an employee, agent or representative or other conduct by a Cardholder or an employee, agent or representative that has resulted in a loss to Retailer or the Program (for example, loading of a MoneyCard in a fraudulent manner due to fraud by a Cardholder or Retailer employee), the discovering Party shall, with a frequency and content of reporting as is mutually agreed, communicate to the other Parties via email, fax, phone or overnight mail information about such fraudulent transaction, unless the discovering Party reasonably determines that it is prevented from making any such communication by Applicable Law, a law enforcement request, an applicable privacy policy, or a contractual agreement with a third party (such as a confidentiality or non-disclosure agreement), and GDC and Bank will immediately attempt to close the affected account and recover funds loaded to that account. In the event of such recovery of funds, GDC or Bank as applicable will refund to Retailer all applicable amounts.

(c)    GDC shall actively monitor for attempted fraudulent activity using industry best practices regarding the detection of fraud attacks. GDC shall report to Retailer as to the detection of any fraudulent activity (or attempted activity) with the frequency and content of such reporting as mutually agreed.

3.7.    Reporting.    Green Dot and Bank will provide Retailer with monthly settlement statements and final reports, as well as such other reports as Retailer may reasonably request in writing from time to time.

3.8.    Direct Settlement. The Parties may elect, on a timeline mutually agreed upon by the Parties, that Bank, at its sole cost and expense, adopt and implement the Direct Settlement Process, whereupon settlement of MoneyCard transactions for the purchase of goods or services at Retailer Locations shall be undertaken in accordance with the processes and requirements set forth in Schedule 3.8 of this Agreement, subject to compliance with applicable Card Network regulations, [***]. For any period during the Term in which there is no Direct Settlement Process, Bank shall pay to Walmart on a [***] basis an amount equal to [***]. For the avoidance of doubt, the amount Bank shall pay to Retailer under this Section shall include all [***]. The Parties will agree to a methodology for validating [***]. The payment by Bank shall be made not later than [***] after the end of each [***].

4.	PROGRAM RESPONSIBILITIES AND COMPLIANCE

4.1.    Legal Compliance. Each Party agrees that it will comply with Applicable Law in connection with its performance hereunder.

(a)    Without limiting the generality of the foregoing, the Parties agree as follows: (i) as required by the CARD Act, Retailer shall not label, display, market, promote or sell any prepaid Products as gift cards; (ii) each Party shall, at all times, maintain written policies and procedures to regularly monitor and verify that prepaid Products are not labeled, displayed, marketed, promoted or sold by Retailer as gift cards. Such policies and procedures shall include guidelines regarding the display of Products in compliance with the CARD Act. The Parties shall from time to time and upon the request of the other Parties, meet to discuss compliance with this Section 4.1 and the CARD Act and Applicable Law. Each Party shall be responsible for all cost and liabilities to the extent arising out of its failure to comply with the CARD Act and the provisions of this Section 4.1.

(b)    The Parties acknowledge and agree that the Program is under the principal oversight and control of Bank, and that Retailer is not a "provider of prepaid access" as such term is defined in the Prepaid Access Rule, 31 CFR 1010.100, or any successor provision, with respect to the Program. GDC and Bank each acknowledges and agrees that each is responsible for, and shall at all times remain responsible for, compliance with the Prepaid Access Rule with respect to the Program. GDC and Bank shall (i) obtain and maintain all records related to a Program that may be required pursuant to the Prepaid Access Rule, including 31 CFR 1022.210(d)(l)(iv), 31 CFR 1022.420, or any successor provisions, and (ii) at all times comply with the requirements set forth under 31 CFR 1022.380. GDC and Bank represent, warrant and covenant that each of GDC and Bank will comply with all Applicable Law and the PCI Standards at all relevant times.

(c)    GDC or Bank shall perform OFAC monitoring, holding and case resolution with respect to the Program to prevent the occurrence of any OFAC prohibited transaction, and shall notify Retailer if such monitoring results in any Cardholders being identified as true, positive matches with individuals appearing on OFAC watch lists. GDC or Bank shall notify Retailer of true, positive matches promptly but not later than 72 hours after GDC identifies a Cardholder as a true, positive match with individuals appearing on OFAC watch lists. Additionally, in coordination with Retailer, GDC or Bank shall be responsible for (i) compliance with all Applicable Law pertaining to anti-money laundering in connection with the Program; (ii) developing and implementing anti-money laundering policies and procedures for the Program; and (iii) maintaining appropriate record-keeping relating to the foregoing subclauses (i) and (ii) in connection with the Program.

(d)    GDC agrees that during the Term it will monitor Applicable Law (including the federal Bank Secrecy Act and all applicable state money transmitter laws) and any changes in Applicable Law that may have a material adverse impact on the Program, that may impose a material obligation on Retailer as it relates to the Program, that may impose a material obligation on GDC or Bank as it relates to the Program, or that may require modifications to the Program or this Agreement. GDC will promptly notify Retailer in writing of any changes in Applicable Law of which GDC becomes aware that may have a material adverse impact on the Program, that may impose a material obligation on Retailer as it relates to the Program, that may impose a material obligation on GDC or Bank as it relates to the Program, or that may require modifications to the Program or this Agreement. Such notice by GDC must include a summary of such changes in Applicable Law, the impact that such changes have on the Program and any GDC proposals or recommendations relating to modifications of the Program that may be necessary to address such changes in Applicable Law.

4.2.    Records and Inspection. Retailer, GDC and Bank shall keep accurate books and records of transactions relating to Product sales and transactions, the Services and the Program, and must maintain such books and records for not less than the period required by Applicable Law but in no event less [***] following the end of the Term; provided, however, GDC and Bank shall keep accurate books and records relating to the calculation of Total Program Revenue for so long as any Products are outstanding or active and for purposes of fulfilling their obligations relating to unclaimed property under Section 4.4. GDC and Bank shall request, and in good faith use commercially reasonable efforts to contractually require, their Service Providers to agree to audit provisions substantially similar to those set forth in this Agreement and grant access to Retailer, GDC and Bank for purposes of examining and inspecting such Service Providers' books and records pertaining to their performance of obligations under this Agreement.

(a)    During the Term and for a period of [***] after expiration or termination of this Agreement, GDC on reasonable advance notice to Retailer of not less than [***] may examine and inspect Retailer's records relating exclusively to Products sold, POS Loads or POS Reloads in Stores and Retailer's compliance with its obligations hereunder; provided, however, that unless Retailer provides its prior consent, no such inspection or audit may take place at any Store. Such audit shall take place at Retailer's offices during normal business hours and in a manner that does not interfere with regular business operations. GDC may not conduct an audit or inspection more than one time during any consecutive twelve month period unless otherwise required by Applicable Law or a Governmental Authority.

(b)    During the Term and for a period of [***] after expiration or termination of this Agreement (or for a longer period of time as reasonably necessary to the extent Retailer receives inquiries from Governmental Authorities relating to unclaimed property in connection with the Program), Retailer or a third party designated by Retailer on reasonable advance notice to GDC or Bank, as applicable, of not less than [***] may examine and inspect GDC's and Bank's records relating to Products sold, POS Loads or POS Reloads in Stores, Total Program Revenue and GDC's and Bank's compliance with their obligations hereunder. Such audit shall take place at GDC's or Bank's offices during normal business hours and in a manner that does not interfere with regular business operations. Retailer may not conduct an audit or inspection more than one time during any consecutive twelve month period unless (i) otherwise required by Applicable Law or a Governmental Authority; (ii) Retailer has a reasonable belief that GDC or Bank is not acting in compliance with the terms of this Agreement or Applicable Law; or (iii) an audit performed pursuant to this Agreement reveals any systemic error or operational deficiency or failures. During the Term and for a period of [***] after expiration or termination of this Agreement, GDC and Bank shall furnish to Retailer or its designee all such information concerning GDC's and Bank's performance of its obligations hereunder as Retailer may reasonably request, including documentation reasonably supporting the amount and calculation of Total Program Revenue. Any limitations on Retailer's audit or other rights in this Section 4.2(b) do not apply to and do not limit or restrict Retailer's rights under Section 3.2.

4.3.    Training. Each Party is responsible, in its sole discretion, but subject to Section 4.l(d), for development of a training program to comply with its responsibilities under Applicable Law, the Program, and this Agreement. GDC and Bank shall not distribute or communicate training materials to any Store without the prior consent of Retailer.

4.4.    Unclaimed Property. As among the Parties, Bank and GDC are and will be deemed the holder of all Cardholder Funds, any accounts associated with the Products in place as of the Effective Date and any and all unclaimed property relating to the Products or the Program. GDC or Bank, as applicable, will report and remit to each jurisdiction as required by Applicable

Law all unclaimed property held, due or owing in connection with the Products and the Program. If additional Products are added in the future, the Parties will agree upon how this unclaimed property section will apply to such new Products at that time.

4.5.	Program Management Committee.

(a)    Retailer, GDC and Bank hereby establish a committee to review and provide guidance on the strategy and direction of the Program (the "Program Management Committee"). The Program Management Committee shall consist of six members, with three members appointed by Retailer and three members appointed by GDC and Bank. The members shall be the following persons, or their designees, of the Parties unless otherwise mutually agreed:

(i)	For Retailer: a project management representative, a finance representative and a marketing representative.

(ii)	For GDC and Bank: a project management representative, a finance representative and a marketing representative.

(b)    The Program Management Committee may appoint one or more other subcommittees to advise it regarding specific matters. Subcommittee members need not be members of the Program Management Committee.

4.6    Meetings and Governance.

(a)    The Program Management Committee shall hold a meeting, no less frequently than quarterly. All meetings of the Program Management Committee shall require a quorum consisting of not less than two members from GDC and Bank and two members from Retailer. Prior to each meeting, each Party shall provide prior notice
(b)
(c)    to the other Parties of the members who will be attending the meeting.

(d)    Special meetings of the Program Management Committee may be held when scheduled by a prior act of the Program Management Committee or when called by a Party by delivery of at least five Business Days' prior notice to the other Parties. Any such notice must specify the purpose of the special meeting. If fewer than all members are present in person, by telephone or by proxy, the business transacted at such special meeting shall be limited to that stated in the notice.

(e)	The Program Management Committee may meet in-person or telephonically.

4.7    Program Management Committee Responsibilities. The responsibilities of the Program Management Committee shall be agreed upon by Bank, GDC and Retailer in writing from time to time, and shall at a minimum include the following:

(a)    reviewing and approving the annual Program Marketing Plan and estimated annual marketing expense;

(b)    reviewing and approving any changes to the existing Products and Services and any proposed new     products and services for the Program;

(c)    reviewing and approving any changes to the look and feel of Product documentation, other than     changes required by Applicable Law;

(d)    reviewing changes to the Product fees established by Bank or GDC;

(e)    reviewing changes to the Program operating procedures; and

(f)    reviewing and endeavoring to resolve Disputed Matters referred to it by the Parties.

In addition to those responsibilities described above, a Party may add to the agenda items for the review or approval of the Program Management Committee during its quarterly meeting.

4.8    Dispute Resolution Procedures. Upon the occurrence of any event that, pursuant to the express provisions of this Agreement, is subject to the escalation provisions set forth in this Section 4.8, or upon the occurrence of any other material dispute under this Agreement by notice to the other Parties ("Disputed Matter"), the following procedures shall apply:

(a)    The Parties will attempt to resolve the Disputed Matter promptly by referring the Disputed Matter to the Program Management Committee. The Program Management Committee will meet in person or by telephone within ten Business Days after the notice of the Disputed Matter and attempt in good faith to resolve the Disputed Matter.

(b)    In the event the Program Management Committee does not resolve the Disputed Matter within fifteen Business Days from receipt of notice of such Disputed Matter, the Parties will attempt to resolve the Disputed Matter promptly by negotiations between the Chief Revenue Officer (or equivalent) for GDC, President (or equivalent) for Bank, and the Senior Vice President, Walmart Services (or equivalent) for Retailer (collectively, "Senior Officers") or their respective designees. The Senior Officers or their designees will meet in person or by telephone within ten Business Days after the notice of the dispute and attempt in good faith to resolve the Disputed Matter.

(c)    In the event the Senior Officers do not resolve the Disputed Matter within fifteen Business Days from receipt of notice of such Disputed Matter (which time period may be extended by written agreement of the Senior Officers), the Parties will refer the Disputed Matter to the Chief Executive Officer (or equivalent) for GDC, President (or equivalent) for Bank, and the supervisor of the Senior Vice President, Walmart Services (or equivalent) for Retailer (collectively, "CEOs") or their respective designees.

(d)    In the event the CEOs do not resolve the Disputed Matter within fifteen Business Days from receipt of the notice of such Disputed Matter (which time period may be extended by written agreement of the CEOs), the Parties agree that all Disputed Matters that are Retailer Matters will be decided within the sole discretion of Retailer, and all Disputed Matters that are GDC Matters will be decided within the sole discretion of GDC and Bank. In the event the Disputed Matter is not a Retailer Matter or a GDC Matter, then this Agreement will control or if there is no governing provision in this Agreement, the matter will remain as status quo.

(e)    Notwithstanding the dispute resolution provisions of this Section 4.8, a Party may seek equitable relief at any time before or during any dispute resolution proceedings in any court of competent jurisdiction to protect its interests or to preserve the status quo pending completion of any dispute resolution process or to otherwise protect its rights or interests as permitted at law and in equity. By seeking or obtaining such remedy, the Party seeking injunctive relief hereunder will not waive any of the provisions of this Section 4.8.

(f)    Nothing in this Section 4.8 shall limit a Party's right to give notice of termination or otherwise pursue its right to terminate this Agreement or pursue any other rights set forth in this Agreement.

4.9    Expedited Review. In the event a Party requests Expedited Review of a Disputed Matter, such changes relating to such Disputed Matter shall not be implemented by a Party until the completion of the review process set forth in this Section 4.9 ("Expedited Review") and the Parties have approved such changes; provided, however, that a Party may immediately implement any change required by Applicable Law or as necessary to prevent fraud after sending notice to the other Parties describing the change and its rationale for such change. Disputed Matters subject to Expedited Review are subject to the following procedures:

(a)    Upon a notice of a request for Expedited Review of a Disputed Matter, the Parties shall attempt to resolve the Disputed Matter promptly by negotiations between the Senior Officers or their respective designees. The Senior Officers or their designees will meet in person or by telephone within five Business Days after the notice of Expedited Review and attempt in good faith to resolve the Disputed Matter.

(b)    In the event the Senior Officers do not resolve the Disputed Matter within five Business Days from receipt of the notice of Expedited Review, the Parties shall refer the Disputed Matter to the CEOs or their respective designees. The CEOs will meet in person or by telephone within five Business Days after the notice of Expedited Review and attempt in good faith to resolve the Disputed Matter. In the event the CEOs or their designees do not resolve the Disputed Matter within five Business Days from receipt of the referral notice from the Senior Officers, the Parties agree that all Disputed Matters that are Retailer Matters will be decided within the sole discretion of Retailer, and all Disputed Matters that are GDC Matters will be decided within the sole discretion of GDC and Bank. In the event the Disputed Matter is not a Retailer Matter or a GDC Matter, then this Agreement will control or if there is no governing provision in this Agreement, the matter will remain as status quo.

4.10	Retailer and GDC Matters.

(a)	Subject to Applicable Law and the provisions of this Agreement, "Retailer Matters" are:

(i)    use of Retailer Marks;

(ii)    changes to Retailer information technology and processing systems that would not be reasonably likely to have a material adverse effect on the Program;

(iii)    changes required by Applicable Law applicable to Retailer regardless of whether such change would have an adverse effect on the Program;

(iv)	Retailer capital expenditures;

(v)    changes to Retailer's privacy policy that (x) would not be reasonably likely to have a material adverse effect on the Program, or (y) are required by Applicable Law applicable to Retailer; and

(vi)	management and retention of Retailer personnel.

(b)	Subject to Applicable Law and the provisions of this Agreement, "GDC Matters" are:

(i)    changes to information technology and processing systems of GDC or Bank that would not be reasonably likely to have a material adverse effect on the Program or Retailer;

(ii)    changes required by Applicable Law applicable to GDC or Bank regardless of whether such change would have an adverse effect on the Program;

(iii)	capital expenditures of GDC or Bank; and

(iv)	management and retention of personnel of GDC or Bank.

4.11    Service Providers. GDC and Bank may use one or more qualified Service Providers in connection with the operation of the Program, provided that GDC and Bank shall provide advance notice to Retailer regarding establishment or termination of such use, and GDC and Bank shall be liable to Retailer for the full performance of all obligations under this Agreement performed by any such Service Provider.

5.	TERM AND TERMINATION

5.1.    Term. Unless earlier terminated, upon expiration of the Initial Term, this Agreement will continue for one Renewal Term, unless notice of non-renewal is sent by any Party hereto at least one year prior to the expiration of the Initial Term.

5.2.    Termination. If either Party materially breaches any term or condition of this Agreement and the breaching Party fails to cure such breach within [***] after receiving notice of the breach from non-breaching Party with as much identifying detail as is reasonable, the non-breaching Party may terminate this Agreement on notice [***]. This Agreement will terminate immediately upon notice if a Party: (a) becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due), (b) makes an assignment for the benefit of creditors, (c) is named as a debtor in a bankruptcy proceeding; (d) has a receiver appointed over it, or (e) has ceased or announced its intent to cease its ongoing business operations.

5.3.	Additional Termination Rights. Retailer may terminate this Agreement (a) as set forth in Schedule 2.12 or
(b) upon not less than [***] advance notice to Bank and GDC if there occurs a GDC Prohibited Change of Control.

5.4.    Effect of Termination. Upon termination or expiration of this Agreement (a) the Parties will cease the marketing, sale, POS Loads and POS Reloads of Products, (b) Retailer will securely destroy all Product inventory and promptly transmit all Cardholder Funds in its possession to Bank and (c) GDC will continue to make the payments required under Section 3.2 with respect to previously sold, POS Loaded or POS Reloaded Products for the life of such Products. The provisions of Sections 3.2 and 3.3 (with respect to Products sold prior to termination), and Sections 3.4, 3.5, 4.1, 4.2, 6, 7, 8, 9 and such other provisions that by their nature are intended to survive termination, shall survive the termination or expiration hereof.

5.5.	Emergency Suspension.

(a)    Grounds for Emergency Suspension. The Parties acknowledge and agree that any Party may suspend or terminate the marketing, promotion, distribution, load and/or reload of Products at one or more Stores in the event that (i) such action is necessary to comply with Applicable Law; (ii) such Party has reasonable suspicion to believe that a high volume of fraudulent activity is taking place at such Store(s) in connection with the Program; or (iii) such Party has a reasonable, documented belief that the any of the other Parties has materially violated Applicable Law.

(b)    Notices and Cooperation. The suspending Party shall give the other Parties notice if such Party intends to exercise its suspension rights hereunder. The notice must identify in reasonable detail the reasons for the suspension, unless prohibited by Applicable Law. The Parties shall meet within twenty-four hours of the nonsuspending Party's receipt of such notice to discuss how to address the suspending Party's concerns, and the appropriate geographic and temporal scope of such suspension, with the Parties' mutual goal being to continue the sale of Products as widely as possible under the circumstances.

6.	INDEMNIFICATION

6.1.    GDC and Bank Indemnification of Retailer. Each of GDC and Bank shall jointly and severally indemnify, defend and hold harmless Retailer, its Affiliates and their respective directors, officers, employees and agents from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of defense) incurred by Retailer, its Affiliates or their respective directors, officers, employees and agents arising out of any Indemnified Claim relating to or arising out of: (a) any claim or assertion that any products, processes or services of GDC or Bank infringe or misappropriate any copyright, trademark, trade secret, patent or other proprietary or intellectual property rights of a third party; (b) GDC's or Bank's breach of any representation, warranty or covenant contained in this Agreement (including its exhibits); (c) the negligence or willful misconduct (whether by act or omission) of GDC, Bank or any of their directors, officers, employees or agents; or (d) the violation of Applicable Law by GDC, Bank or any of their directors, officers, employees or agents; provided, however, that in no event shall GDC or Bank be obligated to indemnify Retailer under this Section 6.1 for any losses to the extent such losses result from (i) the negligence or willful misconduct of Retailer, (ii) any violation or failure to comply with this Agreement by Retailer, (iii) Retailer's failure to comply with Applicable Law to the extent required by this Agreement, or (iv) Retailer's failure to comply with Applicable Law as instructed by GDC or Bank in accordance with Section 8.4(d).

6.2.    Retailer Indemnification of GDC and Bank. Retailer shall indemnify, defend and hold harmless GDC, Bank, their Affiliates and their respective directors, officers, employees and agents from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of defense) incurred by GDC, Bank or their respective directors, officers, employees and agents arising out of any Indemnified Claim relating to or arising out of: (a) any claim or assertion that the Retailer Marks infringe or misappropriate any copyright, trademark, trade secret, patent or other proprietary or intellectual property rights of a third party; (b) Retailer's breach of any representation, warranty or covenant contained in this Agreement (including its exhibits); (c) the negligence or willful misconduct (whether by act or omission) of Retailer or any of its directors, officers, employees or agents; or (d) the violation of Applicable Law by Retailer or any of its directors, officers, employees or agents; provided, however, that in no event shall Retailer be obligated to indemnify GDC or Bank under this Section 6.2 for any losses to the extent such losses result from (i) the negligence or willful misconduct of GDC or Bank, (ii) any violation or failure to comply with this Agreement by GDC or Bank, (iii) GDC's or Bank's failure to comply with Applicable Law to the extent required by this Agreement or (iv) GDC's or Bank's failure to instruct Retailer of its compliance obligations relating to Applicable Law in accordance with Section 8.4(d).

6.3.    Indemnified Party will provide prompt notice to Indemnifying Party upon receipt of any Indemnified Claim; provided, however, Indemnified Party's failure to provide such notice or delay in providing such notice will not relieve Indemnifying Party of its obligations under this Section 6 unless such failure or delay materially prejudiced Indemnified Party's defense of the Indemnified Claim.

6.4.    Subject to Sections 6.5, 6.6 and 6.7, the Indemnifying Party shall have the sole and absolute right to control and assume the defense of any such Indemnified Party at its expense and in the name of the Indemnified Party and to select the counsel for the defense of such Indemnified Claim. The Indemnified Party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis. The Parties agree to cooperate in good faith in connection with the defense, negotiation, or settlement of any Indemnified Claim.

6.5.    Notwithstanding Section 6.4, the Indemnifying Party shall not have the right to control the defense of any such Indemnified Claim if: (i) the Indemnifying Party fails to assume the defense of such Indemnified Claim or acknowledge in writing that it will assume the defense of such Indemnified Claim within fifteen Business Days of receipt of notice of the Indemnified Claim; (ii) the Indemnified Party reasonably determines (at any time while the Indemnified Claim is pending) based upon advice of counsel that there are issues that could raise possible conflicts of interest between the Indemnifying Party and the Indemnified

Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claims or defenses of the Indemnifying Party; (iii) such Indemnified Claim seeks an injunction, cease and desist order, or other equitable relief against the Indemnified Party that could reasonably be expected to materially adversely affect the ongoing business of the Indemnified Party, other than the Program; or (iv) it contests (in whole or in part), its indemnification obligations (but only as to the obligations specific to the Indemnifying Party in the event a third party gives rise to indemnification obligations of more than one party). In each such case described in clauses (i) through (iv) above, the Indemnified Party will have the right to control the defense of the Indemnified Claim and retain its own counsel, and the Indemnifying Party shall pay the reasonable cost of such defense, including reasonable attorneys' fees and expenses of one law firm, and shall be entitled to participate in the defense of such claim, on a non-controlling basis, at its expense with counsel of its own choosing.

6.6.    If the Indemnified Party reasonably objects to the execution of the litigation strategy by counsel selected by Indemnifying Party in the defense of the Indemnified Claim, Indemnified Party may request in writing that Indemnifying Party replace such counsel at Indemnifying Party's expense. Any such notice from Indemnified Party will provide in reasonable detail the reasons for Indemnified Party's request. If after conferring in good faith the Parties are unable to agree upon the need for replacement of counsel, Indemnified Party shall have the right to assume the control of the defense and retain its own counsel, and the Indemnified Party shall pay the reasonable cost of such defense.

6.7.    The Indemnifying Party may, upon prior notice to and consultation with the Indemnified Party, compromise or enter into a settlement agreement that involves solely the payment of money by the Indemnifying Party, if (i) such settlement includes a complete, unconditional, irrevocable release of the Indemnified Party with respect to such Indemnified Claim, and (ii) in the good faith judgment of the Indemnified Party, such settlement is not likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; provided, however, if the Indemnifying Party requests the Indemnified Party to accept a financial settlement or financial compromise offered by the third party asserting the Indemnified Claim as the primary aspect of any such settlement with respect to any Indemnified Claim (assuming that no part of the settlement or compromise involves a material change in the Indemnified Party's methods of doing business or otherwise materially restricts any of its respective future conduct) and the Indemnified Party withholds its consent thereto, the obligation of the Indemnifying Party to the Indemnified Party under this Section 6 with respect to such Indemnified Claim will not thereafter exceed the aggregate amount that the Indemnifying Party would have paid hereunder in connection with such settlement or compromise (including reimbursable expenses to the date thereof).

6.8.    Subrogation. The Indemnifying Party shall be subrogated to any third party claims or rights of the Indemnified Party as against any other Persons (except Persons that are directors, officers, employees, agents or representatives of Indemnified Party or its Affiliates or that have a contractual right of indemnity or contribution against Indemnified Party with respect to the Indemnified Claim) with respect to any amount paid to the Indemnifying Party under this Section 6. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

7.CONFIDENTIALITY, INFORMATION SECURITY AND DATA SHARING; RETAILER DASHBOARD

7.1.     Except as otherwise provided in this Agreement, a Party may use Confidential Information received or obtained from or on behalf of disclosing Party solely in connection with the transactions contemplated by this Agreement and in accordance with Applicable Law, including any and all Applicable Law relating to the privacy and security of personally identifiable information.

7.2.    Each Party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except: (a) as may be agreed upon in writing by the disclosing Party; (b) as otherwise required by Applicable Law or operating regulations of a Card Network; (c) as may be necessary to exercise its rights or perform its obligations under this Agreement; or (d) as may otherwise be permitted under this Agreement, including pursuant to Schedule 7.4. Each Party will use its best efforts to cause its officers, employees, and agents to take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Except with respect to information received by Retailer pursuant to Schedule 7.4, upon written request, each Party shall destroy or return to the disclosing Party all Confidential Information in its possession or control, subject to each Party's respective document retention policies with respect to information required to be maintained by regulatory authorities.

7.3.    Each Party shall maintain the confidentiality of this Agreement and its terms and will not disclose this Agreement or its terms to any third party; provided that a Party may disclose this Agreement or its terms: (a) as required by Applicable Law, but subject to the requirements of Section 9.12 as applicable to the Party; (b) to its Affiliates having a need to know, provided that such Affiliates must treat this Agreement and its terms as confidential and in accordance with the requirements contained in

Section 7 and Section 9.12; (c) to its advisors, including accountants, consultants and attorneys, provided such advisors are obligated to maintain the confidentiality of this Agreement and its terms; or (d) with the prior consent of the other Parties.

7.4    In accordance with Schedule 7.4, Bank agrees to provide Retailer with access to data to the fullest extent permitted by Applicable Law and consistent with Bank's applicable privacy policies. Retailer accepts responsibility for implementing administrative, technical, and physical controls designed to secure data in its possession obtained pursuant to Schedule 7.4, and will hold Bank and GDC harmless from any breach of such data from Retailer's systems if such breach is not attributable to (a) any act or omission of Bank or GDC; (b) failure of Bank's or GDC's security program; or (c) Bank's or GDC's failure to comply with this Agreement or Applicable Law. Retailer and Bank shall consult with one another as privacy questions and concerns relating to the Products arise.

7.5.    Retailer Dashboard. Retailer shall provide Cardholders with a link to the Cardholder Website through the Retailer Dashboard.

7.6.    GDC and Bank represent, warrant and covenant that each currently complies with, and at all times during the Term and whenever GDC and Bank possess Walmart Information (as defined in Schedule 7.6), will comply with the terms, conditions, requirements and provisions of the Retailer Information Security Addendum attached to this Agreement as Schedule 7.6.

8.	REPRESENTATIONS AND WARRANTIES.

8.1.    Representations and Warranties of GDC: GDC represents and warrants to Retailer as of the Effective Date and at all times thereafter, with the exception of the representation in Section 8.1(f), which is made on the Effective Date, that: (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (b) it is duly qualified and is properly licensed to do business, and is in good standing (A) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (B) with each Governmental Authority having jurisdiction over it; (c) it has and shall maintain all necessary licenses, permits, approvals, and registrations from all Governmental Authorities which are required to perform its obligations hereunder, including in all jurisdictions as necessary to sponsor Retailer as an agent with respect to its obligations under this Agreement, including under Section 2.3; (d) the execution and delivery of this Agreement by GDC and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Authority or other third party, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which GDC has made or obtained; (e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party; (f) as of the Effective Date, there are no pending or, to the knowledge of GDC, threatened or reasonably foreseeable, claims or litigation against GDC that would adversely impact GDC's ability to perform its obligations under this Agreement; and (g) it and its Service Providers will at all times during the Term comply with Applicable Law, any Card Network regulations and any PCI Standards on the handling or storage of data that may be established by applicable Card Network to the extent such requirements apply to the activities of GDC (or its Service Providers) with respect to the Program.

8.2.    Representations and Warranties of Bank: Bank represents and warrants to Retailer as of the Effective Date and at all times thereafter, with the exception of the representation in Section 8.2(f), which is made on the Effective Date, that: (a) it is a bank duly organized and chartered, validly existing and in good standing under the laws of Utah, (b) it is duly qualified and is properly licensed to do business, and is in good standing (A) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (B) with each Governmental Authority having jurisdiction over it; (c) it has and shall maintain all necessary licenses, permits, approvals, and registrations from all Governmental Authorities which are required to perform its obligations hereunder, including in all jurisdictions as necessary to sponsor Retailer as an agent with respect to its obligations under this Agreement, including under Section 2.3; (d) the execution and delivery of this Agreement by Bank and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Authority or other third party, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which Bank has made or obtained; (e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party; (f) as of the Effective Date, there are no pending or, to the knowledge of Bank, threatened, claims or litigation against Bank that would adversely impact Bank's ability to perform its obligations under this Agreement; and (g) it and its Service Providers will at all times during the Term comply with Applicable Law, any Card Network regulations and any PCI Standards on the handling or storage of data that may be established by applicable Card Network to the extent such requirements apply to the activities of Bank (or its Service Providers) with respect to the Program.

8.3.    Representations and Warranties of Retailer: Retailer represents and warrants to GDC and Bank as of the Effective Date and at all times thereafter, with the exception of the representation in Section 8.3(f), which is made on the Effective Date, that: (a) each Retailer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) it is duly qualified and is properly licensed to do business, and is in good standing (A) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (B) with each Governmental Authority having jurisdiction over it; (c) it has and shall maintain all necessary licenses, permits, approvals, and registrations from all Governmental Authorities which are required to perform its obligations hereunder; (d) the execution and delivery of this Agreement by Retailer and the performance of its obligations hereunder require no consent, approval, order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Authority or any other third party, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which Retailer has made or obtained; (e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party; (f) as of the Effective Date, there are no pending or, to the knowledge of Retailer, threatened, claims or litigation against Retailer that would adversely and materially impact Retailer's ability to perform its obligations under this Agreement; and (g) it and its subcontractors will at all times during the Term comply with Applicable Law as instructed by GDC and Bank pursuant to Section 8.4(d), any Card Network regulations, as such Card Network regulations are applicable to Retailer and as such Card Network regulations may have been modified by agreement between Walmart and the applicable Card Network, and any PCI Standards on the handling or storage of data that may be established by applicable Card Network to the extent such requirements apply to the activities of Retailer (or its subcontractors) with respect to the Program, and are enforced against Retailer by the applicable Card Network.

8.4.    Additional Covenants of Bank and GDC. Without limiting the generality of any other provision in this Agreement, Bank and GDC hereby covenant as follows:

(a)    Bank or GDC shall provide all notices and disclosures that may be required by Applicable Law and Card Network regulations in connection with the Program.

(b)    Bank or GDC shall ensure the operating procedures for the Program, the Program privacy policy and all Product documentation (including Product fees) comply in all material respects with Applicable Law and Card Network regulations.

(c)    Bank shall be solely responsible for complying with Applicable Law that governs unclaimed and abandoned property, including the reporting and escheatment of unclaimed property, in connection with any fun loaded on the Products under the Program. Bank shall handle any inquiries from Cardholders or any other person regarding escheatment of such funds with respect to the Program.

(d)    Bank or GDC shall be responsible for instructing Retailer with respect to Retailer's compliance obligations relating to Applicable Law that pertain to Retailer's participation in the Program.

9.	GENERAL PROVISIONS

9.1.    Assignment. Without limiting Retailer's rights under Section 5.3, no Party may assign this Agreement or any rights or obligations hereunder without the prior consent of the other Parties; provided, however, Retailer shall have the right to assign this Agreement or any rights or obligations hereunder to an Affiliate without the prior consent of GDC or Bank if such assignment is part of a corporate reorganization of Retailer. Any attempted assignment in violation of this Section 9.1 shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.2.    Intellectual Property/Rights in Technology:

(a)    Retailer and its Affiliates own exclusively all Retailer Technology and Retailer Created Technology. Green Dot and Bank own exclusively all Green Dot Technology and Green Dot Created Technology.

(b)    Subject to the limited licenses granted in Section 9.2(c), each Party owns and will retain all right, title and interest in and to Intellectual Property owned, currently used or which may be developed or used by such Party in the future. Except to the extent expressly permitted in Section 9.2(c), no Party may distribute, sell, modify, reproduce, publish, display, perform, prepare derivative works, or otherwise use any of the Intellectual Property of any other Party without the express consent of such Party. Nothing in this Agreement constitutes a work for hire agreement, and nothing in this Agreement constitutes an agreement by a Party to assign or otherwise convey title to any to any Intellectual Property to any other Party.

(c)    Retailer grants to Green Dot and Bank a limited non-exclusive, royalty-free, fully paid up, non- assignable, non-sublicensable, worldwide right and license to use the Retailer Technology and the Retailer Created Technology

in Object Code solely to the extent necessary to comply with Green Dot's and Bank's obligations under this Agreement. Green Dot and Bank grant to Retailer a limited non-exclusive, royalty-free, fully paid up, non assignable, non-sublicensable, worldwide right and license to use the Green Dot Technology and Green Dot Created Technology in Object Code to the extent necessary to comply with Retailer's obligations under this Agreement. The foregoing limited licenses will expire and terminate in their entirety upon the expiration or termination of this Agreement. No Party shall have any right to modify, reverse engineer, decompile or disassemble the technology licensed to it under this Section 9.2(c). Each Party agrees to keep the technology licensed to it hereunder confidential as Confidential Information in accordance with Section 7. The limited licenses granted under this Section 9.2(c) are AS IS and without any express or implied warranty of any kind. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH LICENSING PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, AGAINST INTERFERENCE OF ENJOYMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

(d)    The Parties shall not be obligated to jointly develop any technology in connection with the Program. Subject to Retailer's rights under Section 2.7, if the Parties, in their sole discretion, determine to jointly develop technology, the Parties must enter into a written agreement confirming the scope of such joint development efforts and the respective rights of the Parties in any jointly developed technology including ownership of the Intellectual Property in any ideas, technology, designs, know-how or processes jointly developed.

9.3.    Limitation of Liability: NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NO PARTY, OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR THEIR RESPECTIVE AFFILIATES, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING THE WRONGFUL DEATH OR INJURY OF ANY PERSON. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS CONTAINED IN THIS SECTION 9.3 DO NOT AND WILL NOT APPLY TO ANY DAMAGES THAT (I) ARE INDEMNIFIABLE UNDER SECTION 6; OR (II) ARISE OUT OF A BREACH BY BANK OR GDC OF THE RETAILER INFORMATION SECURITY ADDENDUM OR A "DATA INCIDENT" AS DEFINED IN THE RETAILER INFORMATION SECURITY ADDENDUM.

9.4.    Notices. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by Federal Express or other generally recognized overnight carrier or by certified U.S. Mail, return receipt requested and with postage prepaid, addressed to the Parties at the addresses set forth below. Notwithstanding anything to the contrary in this Agreement, notices and other communications involving matters that would not materially change a Party’s risk, burdens, or rights or obligations under the Agreement, may be delivered by email.

GDC

Green Dot Corporation
3465 E. Foothill Blvd
Pasadena, CA 91107
Attention: Chief Executive Officer

With a copy to:
(which copy does not constitute notice)

Green Dot Corporation
3465 E. Foothill Blvd
Pasadena, CA 91107
Attention: General Counsel

Retailer

Walmart Inc.
702 S.W. 8th Street
Bentonville, AR 72716-0565
Attention: Senior Vice President, Walmart Services

With a copy to:
(which copy does not constitute notice)

Walmart Inc.
702 S.W. 8th Street
Bentonville, AR 72716-0185
Attention: Legal Department, Walmart Services

Bank

Green Dot Bank
1675 North Freedom Boulevard (200 West)
Provo, UT 84604 Attention: President

Unless otherwise specified herein, such notices or other communications shall be deemed effective (and to have been received) (a) on the date delivered, or the date delivery is refused, if delivered personally; (b) one Business Day after being sent, if sent by Federal Express or other generally recognized overnight carrier; or (c) three Business Days after being deposited in the U.S. Mail for delivery by certified mail, return receipt requested, with postage prepaid. Each of the Parties hereto shall be entitled to specify another address for receiving notices by giving notice thereof to the other Parties as set forth herein.

9.5.    Termination of 2015 Agreement. This Agreement sets forth the entire agreement among the Parties hereto, and supersedes all prior agreements or understandings, either written or oral, among the Parties pertaining to the Program. Without limiting the foregoing, the Parties agree that the 2015 Agreement, including all prior amendments and supplements thereto, is and shall be terminated as of the Effective Date and of no further force or effect through the Effective Date with respect to the Program; provided, however, that any provisions that are expressly provided under the 2015 Agreement to survive the termination of the 2015 Agreement shall survive. Following the Effective Date, the terms and conditions hereof shall solely govern the Parties' relationship with respect to all MoneyCards previously sold pursuant to the 2015 Agreement and all POS Loads, POS Reloads and other Program transactions occurring upon the Effective Date relating to such MoneyCards. Each Party acknowledges and agrees that each and every provision of this Agreement, including the recitals and any "whereas" clause, is contractual in nature and binding on the Parties.

9.6.    Joint and Several Obligations.

(a)    Except with respect to Wal-Mart Puerto Rico, Inc., each obligation of a Retailer hereunder shall be a joint and several obligation of all Retailers and their respective successors and permitted assigns, and each Retailer is a primary obligor of all obligations of every Retailer and their respective successors and permitted assigns hereunder. In addition, except with respect to Wal-Mart Puerto Rico, Inc., any rights of Bank or GDC that relate to the acts or omissions of, or events affecting, Retailer, shall be applicable with respect to such acts or omissions of, or events affecting, any Retailer. For all purposes of this Agreement, notice given to or demand made upon any Retailer shall be deemed to be notice given to or demand made upon each Retailer. Each Retailer covenants for the benefit of Bank and GDC to enter into such agreements and to make such other arrangements as may be necessary to ensure that each Retailer receives copies of all such notices or demands from each other Retailer hereunder. Whenever this Agreement requires that payments be made to Retailer, Bank and GDC may make such payments directly to any Retailer, which Retailer shall receive such payment in trust for itself and the other Retailer entitled to all or any portion thereof. Bank and GDC shall have no obligation to ensure and no liability for the correct application of any payments made by it between the various Retailer parties hereto.

(b)    Notwithstanding Section 9.6(a), Wal-Mart Puerto Rico, Inc. will be responsible only with respect to POS Reloads at Stores in the Commonwealth of Puerto Rico, and will not be responsible for the obligations, liability or acts, errors or omissions of any other Retailer.

(c)    Each obligation of GDC or Bank under this Agreement is and will be a joint and several obligation of each of GDC and Bank.

9.7.    Independent Contractors. Other than the limited agency set forth in Section 2.3, the Parties intend to remain independent parties, and nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership or joint venture.

9.8.    Waiver and Remedies. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided to any Party at law or in equity. No waiver, modification of, or amendment to this Agreement shall be valid unless set forth in writing and signed by each of the Parties hereto.

9.9.    Governing Law and Venue. This Agreement and the rights and obligations of the Parties hereunder are and will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. The state and federal courts located in New Castle County, Delaware will have exclusive jurisdiction with respect to any action or suit concerning or arising out of this Agreement or the Parties' business relationship. The Parties consent to jurisdiction in the state and federal courts located in New Castle County, Delaware, and waive any defenses based on venue, inconvenience of forum, or lack of personal jurisdiction there.

9.10.    Mutual Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.11.    Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding on the Parties hereto and enforceable in accordance with their terms, as though the invalid or unenforceable provision (or portion thereof) was not contained in this Agreement.

9.12.    Publicity/Press Releases: GDC or Bank Filings or Disclosures Required by Applicable Law.

(a)    Except as required by Applicable Law, no disclosure concerning this Agreement or the transactions contemplated in this Agreement, including any press release or other communication, may be made, issued, published or otherwise disseminated without the mutual consent of the Parties regarding the content and timing of such disclosure, and, neither Retailer, GDC, Bank nor any of their respective Affiliates may make any disclosure or issue or cause the publication or other dissemination of any subsequent press release or other public announcement (to the extent not issued or made in accordance with this Agreement or otherwise mutually agreed upon) with respect to this Agreement, the Program or any transaction contemplated by this Agreement.

(b)    To the extent GDC or Bank is required by Applicable Law, including any applicable securities law, to make any filing, disclosure or any other public statement concerning this Agreement, the Program or the transactions contemplated by this Agreement, before filing, issuing, publishing or otherwise disseminating any such filing, disclosure, release or making any public statement, GDC shall provide notice to Retailer and shall consult with Retailer in good faith with respect to the content and timing of such filing, disclosure, release or other public statement. Unless required by Applicable Law, no such filing, disclosure, release or public statement may include a copy of this Agreement or any other document(s) relating to the Program. If GDC or Bank is required by Applicable Law to file this Agreement or any other document(s) relating to the Program or this Agreement with or as an exhibit to any report, filing or disclosure with the SEC, GDC or Bank (as applicable) will apply for and seek, to the fullest extent permitted by Applicable Law (including 17 C.F.R. § 240.24b-2), confidential treatment for this Agreement or any other document(s) relating to the Program or this Agreement. If GDC or Bank is required by Applicable Law to file this Agreement or any other document(s) relating to the Program or this Agreement with or as an exhibit to any report, filing or disclosure with any other Governmental Authority, to the fullest extent permitted by Applicable Law, GDC or Bank (as applicable) shall take all reasonable efforts to obtain confidential treatment for this Agreement or any other document(s) relating to the Program or this Agreement.

9.13.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this 2020 Amended and Restated Walmart MoneyCard Program Agreement which shall be effective as of the Effective Date.

WALMART INC.
WAL-MART STORES ARKANSAS, LLC
WAL-MART STORES EAST, LP
WAL-MART STORES TEXAS, LLC
WAL-MART LOUISIANA, LLC
WAL-MART PUERTO RICO, INC.

By:	/s/ Daniel J. Eckert
Name:	Daniel J. Eckert
Title:	Senior Vice President

WALMART APOLLO, LLC

By:	/s/ Gordon Allison
Name:	Gordon Allison
Title:	Vice President

Green Dot Corporation

By:	/s/ Steven Streit
Name:	Steven Streit
Title:	Chief Executive Officer

Green Dot Bank

By:	/s/ Erick Gerencher
Name:	Erick Gerencher
Title:	Chief Executive Officer

List of Omitted Schedules

Schedule	Name of Schedule	Description*
Schedule 2.3	Agency Appointment Terms	Terms governing appointment of Retailer as Green Dot and Bank’s Agent; provisions required by various state laws.
Schedule 2.5(a)	Retailer Marks	List of Retailer logos and copyright names.
Schedule 2.12	Service Level Standards	Terms governing the Service Level standards between Green Dot and Retailer.
Exhibit 2.12(a)	Service Levels	Table describing Service Level targets.
Exhibit 2.12(b)	Super Service Levels	Table describing Service Level targets.
Exhibit 2.12(c)	Definitions	List of Service Level definitions.
Schedule 3.1	Cardholder Fees as of Effective Date	Breakdown of fees for Walmart MoneyCard Cash Back Cards purchased in-store or online.
Schedule 3.8	Transactions at Retailer Locations	Terms governing the authorization and settlement and chargeback processes for transactions at Retailer Locations when Direct Settlement Process is implemented.
Schedule 7.4	Data Sharing, POCS Data and License Addendum	Terms governing data sharing among Retailer, Green Dot and Bank.
Schedule 7.5	Servicing Data	Description of data requested by Retailer to operate the Retailer Dashboard.
Schedule 7.6	Retailer Information Security Addendum; Walmart Information Security Addendum	Terms governing the privacy and security of Walmart Confidential Information and Walmart Systems between Retailer, Green Dot and Bank.
*All capitalized terms are defined in the 2020 Amended and Restated Walmart MoneyCard Program Agreement.

Rev 100319